Exhibit 99.1 to Form 8-K Report

NORTHEAST UTILITIES AND SUBSIDIARIES

Consolidated Statements of Income

---------------------------------------------------------------------------------------------
                                                         For the Years Ended December 31,
---------------------------------------------------------------------------------------------
(Thousands of Dollars, except share information)         1999          1998          1997
---------------------------------------------------------------------------------------------

Operating Revenues................................. $  4,471,251  $  3,767,714  $  3,834,806
                                                    ------------- ------------- -------------
Operating Expenses:
Operation -
    Fuel, purchased and net interchange power......    1,898,314     1,470,200     1,478,566
    Other..........................................      855,917       803,419       919,431
Maintenance........................................      340,419       399,165       501,693
Depreciation.......................................      302,305       332,807       354,329
Amortization of regulatory assets, net.............      596,437       203,132       123,718
Federal and state income taxes.....................      180,883        82,332        12,650
Taxes other than income taxes......................      261,353       251,932       253,637
Gain on sale of utility plant......................     (308,914)         -             -
                                                    ------------- ------------- -------------
      Total operating expenses.....................    4,126,714     3,542,987     3,644,024
                                                    ------------- ------------- -------------
Operating Income...................................      344,537       224,727       190,782
                                                    ------------- ------------- -------------
Other Income/(Loss):
Equity in earnings of regional nuclear generating
     and transmission companies....................        5,034        12,420        11,306
Nuclear unrecoverable costs .......................      (71,066)     (143,239)         -
Other, net.........................................      (30,855)      (12,225)      (31,185)
Minority interest in loss of subsidiary............       (9,300)       (9,300)       (9,300)
Income taxes.......................................       82,272        76,393        10,702
                                                    ------------- ------------- -------------
      Other loss, net..............................      (23,915)      (75,951)      (18,477)
                                                    ------------- ------------- -------------
      Income before interest charges...............      320,622       148,776       172,305
                                                    ------------- ------------- -------------
Interest Charges:
Interest on long-term debt.........................      258,093       273,824       282,095
Other interest.....................................       13,959         7,808         3,561
Deferred interest - nuclear plants.................       (8,401)      (12,543)      (13,675)
                                                    ------------- ------------- -------------
      Interest charges, net........................      263,651       269,089       271,981
                                                    ------------- ------------- -------------
      Income/(loss) after interest charges.........       56,971      (120,313)      (99,676)
Preferred Dividends of Subsidiaries................       22,755        26,440        30,286
                                                    ------------- ------------- -------------
Net Income/(Loss).................................. $     34,216  $   (146,753) $   (129,962)
                                                    ============= ============= =============
Earnings/(Loss) Per Common Share -
     Basic and Diluted                              $       0.26  $      (1.12) $      (1.01)
                                                    ============= ============= =============
Common Shares Outstanding (average)................  131,415,126   130,549,760   129,567,708
                                                    ============= ============= =============


NORTHEAST UTILITIES AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income


Net Income/(Loss).................................. $     34,216  $   (146,753) $   (129,962)
                                                    ------------- ------------- -------------
Other comprehensive income, net of tax:
Foreign currency translation adjustments...........            1          -             (499)
Unrealized gains on securities.....................          118         2,019          -
Minimum pension liability adjustments..............         -             (613)         -
                                                    ------------- ------------- -------------
    Other comprehensive income/(loss), net of tax..          119         1,406          (499)
                                                    ------------- ------------- -------------
Comprehensive Income/(Loss)........................ $     34,335  $   (145,347) $   (130,461)
                                                    ============= ============= =============

The accompanying notes are an integral part of these financial statements.



NORTHEAST UTILITIES AND SUBSIDIARIES

Consolidated Balance Sheets

----------------------------------------------------------------------------------------
                                                                   At December 31,
----------------------------------------------------------------------------------------
(Thousands of Dollars)                                           1999           1998
----------------------------------------------------------------------------------------

Assets
Utility Plant, at cost:
  Electric................................................  $  9,185,272   $  9,570,547
  Other...................................................       226,002        195,325
                                                            -------------  -------------
                                                               9,411,274      9,765,872
  Less: Accumulated provision for depreciation............     6,088,310      4,224,416
                                                            -------------  -------------

                                                               3,322,964      5,541,456
Unamortized PSNH acquisition costs........................       324,437        352,855
Construction work in progress.............................       177,504        143,159
Nuclear fuel, net.........................................       122,529        133,411
                                                            -------------  -------------
     Total net utility plant..............................     3,947,434      6,170,881
                                                            -------------  -------------

Other Property and Investments:
Nuclear decommissioning trusts, at market.................       711,910        619,143
Investments in regional nuclear generating
  companies, at equity....................................        81,503         85,791
Other, at cost............................................        94,768        151,857
                                                            -------------  -------------
                                                                 888,181        856,791
                                                            -------------  -------------

Current Assets:
Cash and cash equivalents.................................       255,154        136,155
Investments in securitizable assets.......................       107,620        182,118
Receivables, less accumulated provision for uncollectible
  accounts of $4,895 in 1999 and $2,416 in 1998...........       310,190        237,207
Unbilled revenues.........................................        75,728         42,145
Fuel, materials and supplies, at average cost.............       172,973        202,661
Recoverable energy costs, net of current portion..........        73,721         67,181
Prepayments and other.....................................        75,894         68,087
                                                            -------------  -------------
                                                               1,071,280        935,554
                                                            -------------  -------------
Deferred Charges:
Regulatory assets.........................................     3,642,439      2,328,949
Unamortized debt expense..................................        39,192         40,416
Other ....................................................        99,526         54,790
                                                            -------------  -------------
                                                               3,781,157      2,424,155
                                                            -------------  -------------

Total Assets..............................................  $  9,688,052   $ 10,387,381
                                                            =============  =============

The accompanying notes are an integral part of these financial statements.



NORTHEAST UTILITIES AND SUBSIDIARIES

Consolidated Balance Sheets

----------------------------------------------------------------------------------------
                                                                   At December 31,
----------------------------------------------------------------------------------------
(Thousands of Dollars)                                           1999           1998
----------------------------------------------------------------------------------------

Capitalization and Liabilities
Capitalization:
Common shares, $5 par value - authorized 225,000,000
  shares; 137,393,829 shares issued and 131,870,284
  shares outstanding in 1999 and 137,031,264 shares
  issued and 130,954,740 shares outstanding in 1998.......  $    686,969   $    685,156
Capital surplus, paid in..................................       940,726        940,661
Deferred contribution plan - employee stock
  ownership plan..........................................      (127,725)      (140,619)
Retained earnings.........................................       581,817        560,769
Accumulated other comprehensive income....................         1,524          1,405
                                                            -------------  -------------
     Total common shareholders' equity....................     2,083,311      2,047,372
Preferred stock not subject to mandatory redemption.......       136,200        136,200
Preferred stock subject to mandatory redemption...........       121,289        167,539
Long-term debt............................................     2,372,341      3,282,138
                                                            -------------  -------------
     Total capitalization.................................     4,713,141      5,633,249
                                                            -------------  -------------


Minority Interest in Consolidated Subsidiaries............       100,000        100,000
                                                            -------------  -------------

Obligations Under Capital Leases..........................        62,824         88,423
                                                            -------------  -------------

Current Liabilities:
Notes payable to banks....................................       278,000         30,000
Long-term debt and preferred stock - current portion......       503,315        397,153
Obligations under capital leases - current portion........       118,469        120,856
Accounts payable..........................................       347,321        338,612
Accrued taxes.............................................       158,684         50,755
Accrued interest..........................................        37,904         51,044
Other.....................................................       126,768        139,367
                                                            -------------  -------------
                                                               1,570,461      1,127,787
                                                            -------------  -------------

Deferred Credits and Other Long-term Liabilities:
Accumulated deferred income taxes.........................     1,688,114      1,848,694
Accumulated deferred investment tax credits...............       140,407        143,369
Decommissioning obligation - Millstone 1..................       702,351        692,000
Deferred contractual obligations..........................       358,387        418,760
Other.....................................................       352,367        335,099
                                                            -------------  -------------
                                                               3,241,626      3,437,922
                                                            -------------  -------------

Total Capitalization and Liabilities......................  $  9,688,052   $ 10,387,381
                                                            =============  =============

The accompanying notes are an integral part of these financial statements.



NORTHEAST UTILITIES AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

----------------------------------------------------------------------------------------
                                                                       Accum-
                                                   Deferred            ulated
                                                   Contribu-           Other
                                          Capital    tion    Retained  Compre-
                                  Common  Surplus,   Plan-   Earnings  hensive
(Thousands of Dollars)            Shares  Paid In    ESOP       (a)    Income   Total
----------------------------------------------------------------------------------------
Balance as of
 January 1, 1997................$680,260 $939,589 $(176,091)$ 869,618 $  498 $2,313,874
                                --------------------------------------------------------
  Net loss for 1997.............                             (129,962)         (129,962)
  Cash dividends on common
    shares-$0.25 per share......                              (32,134)          (32,134)
  Issuance of 790,232 common
    shares, $5 par value........   3,951    2,551                                 6,502
  Allocation of benefits - ESOP.          (12,238)   21,950                       9,712
  Capital stock expenses, net...            2,592                                 2,592
  Other comprehensive
    income/(loss)...............                                        (499)      (499)
                                --------------------------------------------------------
Balance as of
  December 31, 1997............. 684,211  932,494  (154,141)  707,522     (1) 2,170,085
                                --------------------------------------------------------
  Net loss for 1998.............                             (146,753)         (146,753)
  Issuance of 189,094 common
    shares, $5 par value........     945    1,714                                 2,659
  Allocation of benefits - ESOP.           (4,769)   13,522                       8,753
  Unearned stock compensation...             (537)                                 (537)
  Capital stock expenses, net...            3,560                                 3,560
  Gain on equity investment.....            8,140                                 8,140
  Gain on repurchase of
    preferred stock.............               59                                    59
  Other comprehensive income....                                       1,406      1,406
                                --------------------------------------------------------
Balance as of
  December 31, 1998............. 685,156  940,661  (140,619)  560,769  1,405  2,047,372
                                --------------------------------------------------------
  Net income for 1999...........                               34,216            34,216
  Cash dividends on common
    shares-$0.10 per share......                              (13,168)          (13,168)
  Issuance of 362,565 common
    shares, $5 par value........   1,813    3,505                                 5,318
  Allocation of benefits - ESOP.           (3,053)   12,894                       9,841
  Unearned stock compensation...           (1,194)                               (1,194)
  Capital stock expenses, net...              807                                   807
  Other comprehensive income....                                         119        119
                                --------------------------------------------------------
Balance as of
  December 31, 1999.............$686,969 $940,726 $(127,725)$ 581,817 $1,524 $2,083,311
                                ========================================================

(a) Certain consolidated subsidiaries have dividend restrictions imposed by their long-term debt agreements.  These restrictions also limit the amount of retained earnings available for NU common dividends.  At December 31, 1999, retained earnings available for payment of dividends totaled $158.5 million.

The accompanying notes are an integral part of these financial statements.



NORTHEAST UTILITIES AND SUBSIDIARIES

Consolidated Statements of Cash Flows

------------------------------------------------------------------------------------------------
                                                                For the Years Ended December 31,
------------------------------------------------------------------------------------------------
(Thousands of Dollars)                                              1999       1998       1997
------------------------------------------------------------------------------------------------
Operating Activities:
  Income/(loss) after interest charges......................... $  56,971  $(120,313) $ (99,676)
  Adjustments to reconcile to net cash
   provided by operating activities:
    Depreciation...............................................   302,305    332,807    354,329
    Deferred income taxes and investment tax credits, net......  (183,356)    23,502     26,435
    Amortization of regulatory assets, net.....................   596,437    203,132    123,718
    Amortization of demand-side-management costs, net..........    10,014     42,085     38,029
    Amortization/(deferral) of recoverable energy costs........    44,526     38,356    (54,102)
    Nuclear unrecoverable costs................................    71,066    143,239       -
    Gain on sale of utility plant..............................  (308,914)      -          -
    Net other sources and (uses) of cash.......................   (55,543)    55,399    (66,518)
  Changes in working capital:
    Receivables and unbilled revenues, net.....................  (106,566)   (27,553)   352,384
    Fuel, materials and supplies...............................    29,688     10,060     (1,307)
    Accounts payable...........................................     8,709    (64,258)  (104,269)
    Accrued taxes..............................................   107,929      4,739     38,966
    Investments in securitizable assets........................    74,498     48,787   (230,905)
    Other working capital (excludes cash)......................   (33,546)   (26,714)   (36,464)
                                                                ---------- ---------- ----------
Net cash flows provided by operating activities................   614,218    663,268    340,620
                                                                ---------- ---------- ----------

Financing Activities:
  Issuance of common shares....................................     5,318      2,659      6,502
  Issuance of long-term debt...................................       200        275    260,000
  Net increase/(decrease) in short-term debt...................   248,000    (20,000)    11,250
  Reacquisitions and retirements of long-term debt.............  (817,759)  (269,555)  (288,793)
  Reacquisitions and retirements of preferred stock............   (46,250)   (62,211)   (25,000)
  Cash dividends on preferred stock............................   (22,755)   (26,440)   (30,286)
  Cash dividends on common shares..............................   (13,168)      -       (32,134)
                                                                ---------- ---------- ----------
Net cash flows used in financing activities....................  (646,414)  (375,272)   (98,461)
                                                                ---------- ---------- ----------
Investing Activities:
  Investment in plant:
    Electric and other utility plant...........................  (287,081)  (217,009)  (233,399)
    Nuclear fuel...............................................   (42,471)   (17,026)    (6,852)
                                                                ---------- ---------- ----------
  Net cash flows used for investments in plant.................  (329,552)  (234,035)  (240,251)
  Investment in nuclear decommissioning trusts.................   (74,231)   (75,551)   (61,046)
  Investment in nonregulated assets............................   (23,542)      -          -
  Net proceeds from the sale of utility plant..................   565,436       -          -
  Other investment activities, net.............................    13,084     14,342      8,344
                                                                ---------- ---------- ----------
Net cash flows provided by/(used in) investing activities......   151,195   (295,244)  (292,953)
                                                                ---------- ---------- ----------
Net increase/(decrease) in cash for the period.................   118,999     (7,248)   (50,794)
Cash and cash equivalents - beginning of period................   136,155    143,403    194,197
                                                                ---------- ---------- ----------
Cash and cash equivalents - end of period...................... $ 255,154  $ 136,155  $ 143,403
                                                                ========== ========== ==========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized......................... $ 266,823  $ 238,990  $ 291,335
                                                                ========== ========== ==========
  Income taxes................................................. $  86,183  $  19,454  $ (26,387)
                                                                ========== ========== ==========
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases.............. $   5,865  $  12,583  $   3,475
                                                                ========== ========== ==========

The accompanying notes are an integral part of these financial statements.


NORTHEAST UTILITIES AND SUBSIDIARIES

Consolidated Statements of Capitalization

                                                                                          At December 31,
(Thousands of Dollars)                                                                    1999        1998
Common Shareholders' Equity........................................................  $ 2,083,311  $ 2,047,372
                                                                                     ------------ ------------
Cumulative Preferred Stock of Subsidiaries:
  $25 par value - authorized 36,600,000 shares at December 31, 1999 and 1998;
    2,720,000 shares outstanding in 1999 and 3,780,000 shares outstanding in 1998
  $50 par value - authorized 9,000,000 shares at December 31, 1999 and 1998;
    4,314,774 shares outstanding in 1999 and 4,709,774 shares outstanding in 1998
  $100 par value - authorized 1,000,000 shares at December 31, 1999 and 1998;
    200,000 shares outstanding in 1999 and 1998

                                                                  Current
                                        Current                   Shares
Dividend Rates                    Redemption Price (a)          Outstanding

Not Subject to Mandatory
  Redemption:
$50 par value - $1.90 to $3.28      $50.50 to $54.00             2,324,000.........      116,200      116,200
$100 par value - $7.72              $103.51                        200,000.........       20,000       20,000
                                                                                     ------------ ------------
Total Preferred Stock Not Subject
  to Mandatory Redemption..........................................................      136,200      136,200
                                                                                     ------------ ------------
Subject to Mandatory Redemption: (b)
$25 par value - $1.90 to $2.65      $25.00 to $25.38             2,720,000.........       68,000       94,500
$50 par value - $2.65 to $3.615     $50.67 to $51.93             1,990,774.........       99,539      119,289
                                                                                     ------------ ------------
Total Preferred Stock Subject to
  Mandatory Redemption.............................................................      167,539      213,789
Less:  Preferred Stock to be
  redeemed within one year.........................................................       46,250       46,250
                                                                                     ------------ ------------
Preferred Stock Subject to
  Mandatory Redemption, net........................................................      121,289      167,539
                                                                                     ------------ ------------
Long-Term Debt: (c)
First Mortgage Bonds -
Maturity    Interest Rates
  1999      5.50% to 7.25%.........................................................         -         254,000
  2000      5.75% to 6.875%........................................................      159,000      260,000
  2001      7.375% to 7.875%.......................................................      220,000      220,000
  2002      7.75% to 9.05%.........................................................      489,150      560,000
  2004      6.125%.................................................................         -         140,000
  2019-2023 7.375% to 7.50%........................................................       20,000      120,000
  2024-2025 7.375% to 8.50%........................................................      305,000      430,000
                                                                                     ------------ ------------
  Total First Mortgage Bonds.......................................................    1,193,150    1,984,000
                                                                                     ------------ ------------
Other Long-Term Debt -
  Pollution Control Notes and
    Other Notes - (d)
  2000      Adjustable Rate (e)
            and 7.67%..............................................................      206,011      212,022
  2005-2006 8.38% to 8.58%.........................................................      158,000      177,000
  2013-2018 Adjustable Rate
            and 5.90%..............................................................       33,400       33,400
  2020      Adjustable Rate........................................................       15,300       15,300
  2021-2022 5.85% to 7.65% and
            Adjustable Rate........................................................      552,485      552,485
  2028      5.85% to 5.95%.........................................................      369,300      369,300
  2031      Adjustable Rate........................................................       62,000       62,000
                                                                                     ------------ ------------
  Total Pollution Control Notes
    and Other Notes................................................................    1,396,496    1,421,507
Fees and interest due for spent
  nuclear fuel disposal costs......................................................      226,463      216,377
Other..............................................................................       15,346       17,043
                                                                                     ------------ ------------
Total Other Long-Term Debt.........................................................    1,638,305    1,654,927
                                                                                     ------------ ------------
Unamortized premium and
  discount, net....................................................................       (2,049)      (5,886)
                                                                                     ------------ ------------
Total Long-Term Debt...............................................................    2,829,406    3,633,041
Less:  Amounts due within one year.................................................      457,065      350,903
                                                                                     ------------ ------------
Long-Term Debt, net................................................................    2,372,341    3,282,138
                                                                                     ------------ ------------
Total Capitalization...............................................................  $ 4,713,141  $ 5,633,249
                                                                                     ============ ============

The accompanying notes are an integral part of these financial statements


NORTHEAST UTILITIES AND SUBSIDIARIES

Notes to Consolidated Statements of Capitalization

(a) Each of these series is subject to certain refunding limitations for the first five years after issuance. Redemption prices reduce in future years.

(b) Changes in Preferred Stock Subject to Mandatory Redemption:

    (Millions of Dollars)

    Balance at December 31, 1997................. $276.0
      Reacquisitions and Retirements.............  (62.2)
    Balance at December 31, 1998.................  213.8
      Reacquisitions and Retirements.............  (46.3)
    Balance at December 31, 1999................. $167.5

    The minimum sinking fund requirements of the series subject each year to mandatory redemption aggregate $46.3 million each year in 2000 and 2001, $21.3 million in 2002, $7.7 million in 2003 and $5.3 million in 2004. In case of default on sinking fund payments, no payments may be made on any junior stock by way of dividends or otherwise (other than in shares of junior stock) so long as the default continues. If a subsidiary is in arrears in the payment of dividends on any outstanding shares of preferred stock, the subsidiary is prohibited from redeeming or purchasing less than all of the outstanding preferred stock.

(c) Long-term debt maturities and cash sinking fund requirements, excluding fees and interest due for spent nuclear fuel disposal costs, on debt outstanding at December 31, 1999, for the years 2000 through 2004 are $457.1 million, $314 million, $374.6 million, $25.6 million, and $25.5 million, respectively.

    Essentially all utility plant of CL&P, PSNH, WMECO, and NAEC, is subject to the liens of each company's respective first mortgage bond indenture. NAEC's first mortgage bonds are also secured by payments made to NAEC by PSNH under the terms of two life-of-unit, full cost recovery contracts.

    CL&P and WMECO have secured $369.3 million of pollution control notes with second mortgage liens on Millstone 1, junior to the liens of their respective first mortgage bond indentures.

    CL&P has $62 million of tax-exempt Pollution Control Revenue Bonds (PCRBs) with bond insurance secured by the first mortgage bonds and a liquidity facility.

    Concurrent with the issuance of PSNH's Series A and B first mortgage bonds, PSNH entered into financing arrangements with the Business Finance Authority (BFA) of the state of New Hampshire. Pursuant to these arrangements, the BFA issued seven series of PCRBs and loaned the proceeds to PSNH. At December 31, 1999 and 1998, $516.5 million of the PCRBs were outstanding. PSNH's obligation to repay each series of PCRBs is secured by the first mortgage bonds. Each such series of first mortgage bonds contains similar terms and provisions as the applicable series of PCRBs. For financial reporting purposes, these bonds would not be considered outstanding unless PSNH failed to meet its obligations under the PCRBs.

(d) The average effective interest rates on the variable-rate pollution control notes ranged from 2.2 percent to 6.1 percent for 1999 and 3.1 percent to
    5.6 percent for 1998.

    During 1998, $535 million of adjustable-rate debt was converted to fixed-rate debt at rates ranging from 5.85 percent to 6.0 percent.

(e) Interest rate swaps effectively fix the interest rate of NAEC's $200 million variable-rate bank note at interest rates ranging from 5.81 percent to 6.07 percent.

Consolidated Statements of Income Taxes
                                              For the Years Ended December 31,
(Thousands of Dollars)                          1999        1998        1997

The components of the federal and state
  income tax provisions charged to
  operations are:
Current income taxes:
  Federal..................................  $ 248,012   $ (13,660)  $ (22,760)
  State....................................     33,955      (3,903)     (1,727)
                                             ----------  ----------  ----------
Total current..............................    281,967     (17,563)    (24,487)
                                             ----------  ----------  ----------
Deferred income taxes, net:
  Federal..................................   (134,773)     51,913      46,871
  State....................................    (28,789)    (12,948)    (10,841)
                                             ----------  ----------  ----------
Total deferred.............................   (163,562)     38,965      36,030
                                             ----------  ----------  ----------
Investment tax credits, net................    (19,794)    (15,463)     (9,595)
                                             ----------  ----------  ----------
Total income tax expense...................  $  98,611   $   5,939   $   1,948
                                             ==========  ==========  ==========
The components of total income tax
  expense are classified as follows:
  Income taxes charged to operating
    expenses...............................  $ 180,883   $  82,332   $  12,650
  Other income taxes.......................    (82,272)    (76,393)    (10,702)
                                             ----------  ----------  ----------
Total income tax expense...................  $  98,611   $   5,939   $   1,948
                                             ==========  ==========  ==========
Deferred income taxes are comprised of
  the tax effects of temporary
  differences as follows:
  Deferred tax asset associated with
    net operating losses...................  $  14,801   $  69,212   $      -
  Depreciation, leased nuclear fuel,
    settlement credits and disposal costs..     (4,580)     16,217      32,932
  Regulatory deferral......................    (23,463)    (26,786)     19,237
  State net operating loss carryforward....      7,777       1,150      (7,670)
  Regulatory disallowance..................    (30,719)    (18,080)         -
  Sale of fossil and hydroelectric
    generation assets......................   (125,807)         -           -
  Other....................................     (1,571)     (2,748)     (8,469)
                                             ----------  ----------  ----------
Deferred income taxes, net.................  $(163,562)  $  38,965   $  36,030
                                             ==========  ==========  ==========
A reconciliation between income tax
  expense and the expected tax
  expense at 35 percent of pretax
  income:
Expected federal income tax................  $  54,454   $ (40,031)  $ (34,205)
Tax effect of differences:
  Depreciation.............................     35,672      25,793      21,776
  Amortization of regulatory assets........     34,736      30,740       5,498
  Amortization of PSNH acquisition costs...      9,946      17,301      31,298
  Investment tax credit amortization.......    (19,794)    (15,463)     (9,595)
  State income taxes, net of federal
    benefit................................      3,358     (10,953)     (8,169)
  Nondeductible penalties..................         17       3,589         648
  Adjustment for prior years' taxes........     (2,796)     (7,338)     (2,592)
  Employee stock ownership plan............      1,166      (1,670)     (4,648)
  Dividends received deduction.............     (1,314)     (3,218)     (1,563)
  Adjustment to tax asset valuation
    allowance..............................    (23,129)      7,000       8,750
  Merger related expenditures..............      4,597          -           -
  Other, net...............................      1,698         189      (5,250)
                                             ---------   ----------  ----------
Total income tax expense                     $  98,611   $   5,939   $   1,948
                                             =========   ==========  ==========

The accompanying notes are in integral part of these financial statements.


Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

A.  About Northeast Utilities
Northeast Utilities (NU or the company) is the parent company of the Northeast Utilities system (NU system). Through its regulated utilities and unregulated energy service companies, the NU system serves in excess of 30 percent of New England's electric needs and is one of the 20 largest electric utility systems in the country as measured by revenues. The NU system's regulated utilities furnish franchised retail electric service in Connecticut, New Hampshire and western Massachusetts through three wholly owned subsidiaries:
The Connecticut Light and Power Company (CL&P), Public Service Company of
New Hampshire (PSNH) and Western Massachusetts Electric Company (WMECO). Another wholly owned subsidiary, North Atlantic Energy Corporation (NAEC), sells all of its entitlement to the capacity and output of the Seabrook Station (Seabrook) nuclear unit to PSNH under the terms of two life-of-unit, full cost recovery contracts (Seabrook Power Contracts). A fifth wholly owned subsidiary, Holyoke Water Power Company (HWP), also is engaged in the production and distribution of electric power.

NU is registered with the Securities and Exchange Commission (SEC) as a holding company under the Public Utility Holding Company Act of 1935 (1935
Act), and the NU system is subject to the provisions of the 1935 Act. Arrangements among the NU system companies, outside agencies and other utilities covering interconnections, interchange of electric power and sales of utility property are subject to regulation by the Federal Energy Regulatory Commission (FERC) and/or the SEC. The operating subsidiaries are subject to further regulation for rates, accounting and other matters by the FERC and/or applicable state regulatory commissions.

NU Enterprises, Inc. (NUEI) is a wholly owned subsidiary of NU and acts as the holding company for NU's unregulated energy service companies. Northeast Generation Company (NGC) was formed to acquire generating facilities. Northeast Generation Services Company (NGS) was formed to provide services to the electric generation market as well as to large commercial and industrial customers in the Northeast. Select Energy, Inc. (Select Energy), HEC Inc.
(HEC) and Mode 1 Communications, Inc. (Mode 1) engage in a variety of energy-related and telecommunications activities, as applicable, primarily in the unregulated energy retail and wholesale commodity, marketing and services fields. During 1999 and 1998, NUEI accounted for 13.6 percent and 1.4 percent of consolidated revenues, respectively.

Several wholly owned subsidiaries of NU provide support services for the NU system companies and, in some cases, for other New England utilities. Northeast Utilities Service Company provides centralized accounting, administrative, information resources, engineering, financial, legal, operational, planning, purchasing, and other services to the NU system companies. Northeast Nuclear Energy Company acts as agent for the NU system companies and other New England utilities in operating the Millstone nuclear units. North Atlantic Energy Service Corporation has operational responsibility for Seabrook. Three other subsidiaries construct, acquire or lease some of the property and facilities used by the NU system companies.

On October 13, 1999, NU and Consolidated Edison, Inc. (Con Edison) announced that they have agreed to a merger to combine the two companies. For further information, see Note 15, " Merger Agreement with Con Edison."

On October 12, 1999, Yankee Energy System, Inc. shareholders approved the proposed merger with NU. On December 20, 1999, the Connecticut Department of Public Utility Control (DPUC) issued its final decision approving the merger. In January 2000, the SEC granted final approval of the merger. The transaction is expected to close in early March 2000.

B.  Presentation
The consolidated financial statements of the NU system include the accounts of all subsidiaries. Intercompany transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain reclassifications of prior years' data have been made to conform with the current year's presentation.

C.  New Accounting Standards
The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. This statement will require derivative instruments utilized by the NU system companies to be recognized on the balance sheets as assets or liabilities at fair value.

In June 1999, the FASB delayed the adoption date of SFAS No. 133 until January 1, 2001.

Based on the derivative instruments which currently are being utilized by the NU system companies to hedge some of their interest rate risk and certain power contracts, there may be an impact on earnings upon adoption of SFAS
No. 133 which management has not estimated at this time.

D.  Investments and Jointly Owned Electric Utility Plant
Regional Nuclear Generating Companies: CL&P, PSNH and WMECO own common stock in four regional nuclear companies (Yankee Companies). The NU system's ownership interests in the Yankee Companies at December 31, 1999 and 1998, which are accounted for on the equity basis due to the NU system companies' ability to exercise significant influence over their operating and financial policies are 49 percent of the Connecticut Yankee Atomic Power Company (CYAPC), 38.5 percent of the Yankee Atomic Electric Company (YAEC), 20 percent of the Maine Yankee Atomic Power Company (MYAPC), and 16 percent of the Vermont Yankee Nuclear Power Corporation (VYNPC). The NU system's total equity investment in the Yankee Companies at December 31, 1999 and 1998, is $81.5 million and $85.8 million, respectively. Each Yankee Company owns a single nuclear generating unit. However, VYNPC is the only unit still in operation at December 31, 1999.

Millstone: CL&P and WMECO together own 100 percent of both Millstone 1, a 660 megawatt (MW) nuclear unit and Millstone 2, an 870 MW nuclear generating unit. CL&P, PSNH and WMECO together have a 68.02 percent joint ownership interest in Millstone 3, a 1,154 MW nuclear generating unit. The company expects to auction all three units as a single package in 2000, with a closing in 2001. Appropriate regulatory approvals will be required to complete the auction.

Seabrook: CL&P and NAEC together have a 40.04 percent joint ownership interest in Seabrook, a 1,148 MW nuclear generating unit. NAEC sells all of its share of the power generated by Seabrook to PSNH under the Seabrook Power Contracts. CL&P and NAEC expect to auction their investment in Seabrook upon the resolution of the restructuring issues in the state of New Hampshire.

Plant-in-service and the accumulated provision for depreciation for the NU system's share of Millstone 2 and 3 and Seabrook are as follows:

                                             At December 31,
(Millions of Dollars)                     1999             1998

Plant-in-service
Millstone 2............................ $  952.1        $  936.8
Millstone 3............................  2,414.9         2,407.4
Seabrook...............................    901.9           895.5
Accumulated provision for depreciation
Millstone 2............................ $  910.0        $  379.6
Millstone 3............................  2,220.5           765.9
Seabrook...............................    318.8           170.0

Hydro-Quebec: NU has a 22.66 percent equity ownership interest, totaling $16.5 million, in two companies that transmit electricity imported from the Hydro-Quebec system in Canada.

E.  Depreciation
The provision for depreciation is calculated using the straight-line method based on the estimated remaining useful lives of depreciable utility plant-in-service, adjusted for salvage value and removal costs, as approved by the appropriate regulatory agency where applicable. Except for major facilities, depreciation rates are applied to the average plant-in-service during the period. Major facilities are depreciated from the time they are placed in service. When plant is retired from service, the original cost of the plant, including costs of removal less salvage, is charged to the accumulated provision for depreciation. The costs of closure and removal of nonnuclear facilities are accrued over the life of the plant as a component of depreciation. The depreciation rates for the several classes of electric plant-in-service are equivalent to a composite rate of 3.3 percent in 1999 and 1998 and 3.8 percent in 1997.

At December 31, 1999 and 1998, the accumulated provision for depreciation included $91.5 million and $88.4 million, respectively, accrued for the cost of removal, net of salvage, for nonnuclear generation property.

As a result of discontinuing the application of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," for CL&P's and WMECO's generation businesses, including CL&P's ownership interest in Seabrook, the company recorded a charge to accumulated depreciation for the nuclear plant in excess of fair market value in the amount of $2 billion, and a corresponding regulatory asset was created.

F.  Revenues
Regulated utility revenues are based on authorized rates applied to each customer's use of electricity. In general, rates can be changed only through a formal proceeding before the appropriate regulatory commission. Regulatory commissions also have authority over the terms and conditions of nontraditional rate-making arrangements. At the end of each accounting period, CL&P, PSNH and WMECO accrue a revenue estimate for the amount of energy delivered but unbilled.

Revenues for NU's unregulated subsidiaries, primarily Select Energy, are recognized when the energy is delivered.

G.  PSNH Acquisition Costs
PSNH acquisition costs represent the aggregate value placed by the 1989 rate agreement with the state of New Hampshire (Rate Agreement) on PSNH's assets in excess of the net book value of PSNH's non-Seabrook assets, plus the $700 million value assigned to Seabrook by the Rate Agreement as part of the bankruptcy resolution on June 5, 1992. The Rate Agreement provides for the recovery through rates, with a return, of the PSNH acquisition costs. The unrecovered balance was $324.4 million and $352.9 million at December 31, 1999 and 1998, respectively, and is being recovered ratably over a 20-year period ending May 1, 2011, in accordance with the Rate Agreement. Through
December 31, 1999 and 1998, $668 million and $640 million, respectively, has been collected.

H.  Regulatory Accounting and Assets
The accounting policies of the NU system operating companies and the accompanying consolidated financial statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and historically reflect the effects of the rate-making process in accordance with SFAS No. 71. As a result of final restructuring orders issued in 1999, CL&P and WMECO discontinued the application of SFAS No. 71 for the generation portion of their businesses.

Based on a current evaluation of the various factors and conditions that are expected to impact future cost recovery, management continues to believe it is probable that the NU system operating companies will recover their investments in long-lived assets, including regulatory assets. In addition, all material regulatory assets are earning a return. The components of the NU system companies' regulatory assets are as follows:

                                            At December 31,
(Millions of Dollars)                    1999             1998

Recoverable nuclear costs............. $2,210.8        $  576.3
Income taxes, net.....................    636.6           762.5
Unrecovered contractual obligations...    349.2           408.0
Recoverable energy costs, net.........    228.2           279.2
Deferred costs - nuclear plants.......    111.6           187.1
Other.................................    106.0           115.8
                                       --------        --------
                                       $3,642.4        $2,328.9
                                       ========        ========

The restructuring orders in Connecticut and Massachusetts provide for the transmission and distribution business to continue to be cost-of-service based and also provide for a transition charge which recovers stranded costs, including the nuclear regulatory assets established below.

As a result of discontinuing the application of SFAS No. 71 for CL&P's and WMECO's generation businesses, the company reclassified nuclear plant in excess of its estimated fair market value from plant to regulatory assets. As of December 31, 1999, both the CL&P unamortized balance ($1.38 billion) and the WMECO unamortized balance ($316.1 million) are classified as recoverable nuclear costs. Also included in that regulatory asset component for 1999 is $514.7 million, which includes Millstone 1 recoverable nuclear costs relating to the recoverable portion of the undepreciated plant and related assets ($145.7 million) and the decommissioning and closure obligation ($369 million).

At this time, management continues to believe that the application of SFAS No. 71 for PSNH and NAEC remains appropriate. If the "Agreement to Settle PSNH Restructuring" (Settlement Agreement), as filed, is approved by the New Hampshire Public Utilities Commission (NHPUC) and implemented, then PSNH will discontinue the application of SFAS No. 71 for the generation portion of its business and record an after-tax write-off of $225 million. PSNH's transmission and distribution business will continue to be rate-regulated on a cost-of-service basis as the Settlement Agreement allows for the recovery of the remaining regulatory assets through that portion of the business.

I.  Income Taxes
The tax effect of temporary differences (differences between the periods in which transactions affect income in the financial statements and the periods in which they affect the determination of taxable income) is accounted for in accordance with the rate-making treatment of the applicable regulatory commissions.

The tax effect of temporary differences, including timing differences accrued under previously approved accounting standards, that give rise to the accumulated deferred tax obligation is as follows:

                                                  At December 31,
(Millions of Dollars)                          1999             1998

Accelerated depreciation and
  other plant-related differences.......... $1,388.0          $1,537.9
Net operating loss carryforwards...........       -              (33.4)
Regulatory assets - income tax gross-up....    241.2             370.0
Other......................................     58.9             (25.8)
                                            --------          ---------
                                            $1,688.1          $1,848.7
                                            ========          =========

As of December 31, 1999 and 1998, PSNH had an Investment Tax Credit carryforward of $23 million, which if unused, expires in 2004.

J.  Recoverable Energy Costs
Energy Policy Act of 1992: Under the Energy Policy Act of 1992 (Energy Act), CL&P, PSNH, WMECO, and NAEC are assessed for their proportionate shares of the costs of decontaminating and decommissioning uranium enrichment plants owned by the United States Department of Energy (DOE) (D&D Assessment). The Energy Act requires that regulators treat D&D Assessments as a reasonable and necessary current cost of fuel, to be fully recovered in rates like any other fuel cost. CL&P, PSNH, WMECO, and NAEC are currently recovering these costs through rates. As of December 31, 1999 and 1998, the NU system's total D&D Assessment deferrals were $38.4 million and $57.5 million, respectively.

CL&P: Through December 31, 1999, CL&P had an energy adjustment clause under which fuel prices above or below base-rate levels were charged to or credited to customers. At December 31, 1999 and 1998, recoverable energy costs included $62.6 million and $78.1 million, respectively, of costs previously deferred. Coincident with the start of restructuring, the fuel clause was terminated.
The balance at December 31, 1999, has been recorded as a generation-related stranded cost and will be recovered through a transition charge mechanism.

PSNH: The Rate Agreement includes a fuel and purchased-power adjustment clause (FPPAC) permitting PSNH to pass through to retail customers, for a 10-year period that began in May 1991, the retail portion of differences between the fuel and purchased-power costs assumed in the Rate Agreement and PSNH's actual costs, which include the costs related to the Seabrook Power Contracts and the Clean Air Act Amendment. The cost components of the FPPAC are subject to a prudence review by the NHPUC. At December 31, 1999 and 1998, PSNH had $120.7 million and $156.3 million, respectively, of noncurrent recoverable energy costs deferred under the FPPAC. If the Settlement Agreement is approved, the FPPAC will be recovered through a transition charge.

K.  Deferred Costs - Nuclear Plants
Under the Rate Agreement, the plant costs of Seabrook were phased into rates over a 7-year period beginning May 15, 1991. Total costs deferred under the phase-in plan were $288 million. This plan is accounted for in compliance with SFAS No. 92, "Regulated Enterprises - Accounting for Phase-In Plans." The costs will be fully recovered from PSNH's customers by May 2001.

L.  Unrecovered Contractual Obligations
Under the terms of contracts with the Yankee Companies, the shareholder-sponsored companies are responsible for their proportionate share of the remaining costs of the units, including decommissioning. As management expects that the NU system companies will be allowed to recover these costs from their customers, the NU system companies have recorded regulatory assets, with corresponding obligations, on their respective balance sheets.

M.  Interest Rate Risk Management Instruments
The NU system utilizes market risk management instruments to hedge well-defined risks associated with variable interest rates. To qualify for hedge treatment, the underlying hedged item must expose the company to risks associated with market fluctuations and the market risk management instrument used must be designated as a hedge and must reduce the NU system's exposure to market fluctuations throughout the period. Amounts receivable or payable under interest rate risk management instruments are accrued and offset against interest expense.

N.  Cash and Cash Equivalents
Cash and cash equivalents includes cash on hand and short-term cash investments which are highly liquid in nature and have original maturities of three months or less.

2.  Nuclear Decommissioning and Plant Closure Costs
Millstone and Seabrook: The NU system operating nuclear power plants, Millstone 2 and 3 and Seabrook, have service lives that are expected to end during the years 2015 through 2026, and upon retirement, must be decommissioned. Millstone 1's expected service life was to end in 2010, however, in July 1998, restart activities were discontinued and preparations for decommissioning the unit began. Current decommissioning studies conclude that complete and immediate dismantlement as soon as practical after retirement continues to be the most viable and economic method of decommissioning a unit. These studies are reviewed and updated periodically to reflect changes in decommissioning requirements, costs, technology, and inflation. Changes in requirements or technology, the timing of funding or dismantling or adoption of a decommissioning method other than immediate dismantlement would change decommissioning cost estimates and the amounts required to be recovered.
CL&P, PSNH and WMECO attempt to recover sufficient amounts through their allowed rates to cover their expected decommissioning costs.

The estimated cost of decommissioning Millstone 2, in year end 1999 dollars is $413.4 million. The NU system's ownership share of the estimated cost of decommissioning Millstone 3 and Seabrook in year end 1999 dollars, is $421.3 million and $226.2 million, respectively. Nuclear decommissioning costs are accrued over the expected service lives of the units and are included in depreciation expense. Nuclear decommissioning expenses for these units amounted to $30.6 million in 1999, $27.9 million in 1998 and $28.6 million in 1997. Nuclear decommissioning, as a cost of removal, is included in the accumulated provision for depreciation. Through December 31, 1999 and 1998, total decommissioning expenses of $260.6 million and $229.7 million, respectively, have been collected from customers and are reflected in the accumulated provision for depreciation.

A Post-Shutdown Decommissioning Activities Report for Millstone 1 was filed with the Nuclear Regulatory Commission (NRC) in June 1999 which outlines decommissioning activities, and costs, and supports the obligation recorded by the company. Nuclear decommissioning expenses for Millstone 1 were $25.7 million in 1999, $19.8 million in 1998 and $20.2 million in 1997.

External decommissioning trusts have been established for the costs of decommissioning the Millstone units. Payments for the NU system's ownership share of the cost of decommissioning Seabrook are paid to an independent decommissioning financing fund managed by the state of New Hampshire. Funding of the estimated decommissioning costs assumes levelized collections for the Millstone units and escalated collections for Seabrook and after-tax earnings on the Millstone and Seabrook decommissioning funds of 5.5 percent and 6.5 percent, respectively.

As of December 31, 1999 and 1998, CL&P, PSNH and WMECO collected a total of $260.6 million and $229.7 million, respectively, through rates toward the future decommissioning costs of their shares of Millstone 2 and 3 and Seabrook, of which $239.7 million in 1999 and $209.9 million in 1998 have been transferred to external decommissioning trusts. Earnings on the decommissioning trusts increase the decommissioning trust balances and the accumulated reserves for depreciation. Unrealized gains and losses associated with the decommissioning trusts and financing funds also impact the balance of the trusts and the accumulated reserve for depreciation.
The fair values of the amounts in the external decommissioning trusts were $415.9 million and $349.9 million at December 31, 1999 and 1998, respectively.

Yankee Companies: VYNPC owns and operates a nuclear generating unit with a service life that is expected to end in 2012. The NU system's ownership share of estimated costs, in year end 1999 dollars, of decommissioning this unit is $68.6 million. On October 15, 1999, VYNPC agreed to sell the unit for $22 million to an unaffiliated company. Among other commitments, the acquiring company agreed to assume the decommissioning cost of the unit after it is taken out of service, and the VYNPC owners have agreed to fund the uncollected decommissioning cost to a negotiated amount at the time of the closing of the sale.

As of December 31, 1999 and 1998, NU's remaining estimated obligation, including decommissioning for the units owned by CYAPC, YAEC and MYAPC, which have been shut down was $358.4 million and $418.8 million, respectively.

3.  Short-Term Debt
Limits: The amount of short-term borrowings that may be incurred by NU and the NU system operating companies is subject to periodic approval by either the SEC under the 1935 Act or by the respective state regulators. SEC authorization allowed NU, CL&P, WMECO, and NAEC, as of January 1, 1999, to incur total short-term borrowings up to a maximum of $400 million, $375 million, $250 million, and $60 million, respectively. In addition, the charters of CL&P and WMECO contain preferred stock provisions restricting the amount of unsecured debt those companies may incur. As of December 31, 1999, CL&P's and WMECO's charters permit CL&P and WMECO to incur $322 million and $132 million, respectively, of unsecured debt. PSNH is authorized under a NHPUC order to incur short-term borrowings up to a maximum of $68.3 million.

Credit Agreements: On November 19, 1999, CL&P and WMECO entered into a new 364-day revolving credit facility for $500 million, replacing the previous $313.75 million facility which was to expire on November 21, 1999. The revolving credit facility will be used to bridge gaps in working capital and provide short-term liquidity. CL&P and WMECO may draw up to $300 million and $200 million, respectively, under the facility which is secured by second mortgages on Millstone 2 and 3. Unless extended, the new credit facility will expire on November 17, 2000. At December 31, 1999 and 1998, there were
$213 million and $30 million, respectively, in borrowings under these facilities.

To support the working capital needs of NU and its unregulated subsidiaries, NU replaced its $25 million 364-day revolving credit facility which was to expire on November 21, 1999, with a new 364-day unsecured revolving credit facility (NU Credit Agreement) on November 19, 1999. This new facility provides a total commitment of $350 million which is available subject to two overlapping sub-limits. First, subject to the notional amount of any letters of credit outstanding, amounts up to $200 million are available for advances. Second, subject to the advances outstanding, letters of credit may be issued in notional amounts up to $250 million. Unless extended, this credit facility will expire on November 17, 2000. As of December 31, 1999 and 1998, there were $65 million and no borrowings under the NU Credit Agreement and the previous credit facility, respectively. In regard to credit support, NU had $29 million in letters of credit issued under this agreement as of December 31, 1999.

In addition, NU provides credit assurance in the form of guarantees, letters of credit, performance guarantees and other assurances for the financial performance obligations of certain of its unregulated subsidiaries. NU currently has authorization from the SEC to provide up to $500 million of guarantees, but is limited under certain loan agreements to $350 million of such arrangements without creditor approval. As of December 31, 1999, NU had provided approximately $190 million of such credit assurances.

Under the credit agreements discussed above, the respective borrowers may borrow at fixed or variable rates plus an applicable margin based upon the companies' most senior secured debt as rated by the lower of Standard and Poor's or Moody's Investors Service (Moody's). The weighted average interest rate on the NU system companies' notes payable to banks outstanding on December 31, 1999 and 1998, was 7.928 percent and 6.53 percent, respectively. Maturities of short-term debt obligations were for periods of three months or less.

These credit agreements provide that the parties to these agreements must comply with certain financial and nonfinancial covenants as are customarily included in such agreements, including, but not limited to, common equity ratios, interest coverage ratios and dividend payment restrictions.

4.  Leases
CL&P and WMECO finance their nuclear fuel for Millstone 2 and their respective shares of the nuclear fuel for Millstone 3 under the Niantic Bay Fuel Trust
(NBFT) capital lease agreement. This capital lease agreement has an expiration date of June 1, 2040. At December 31, 1999 and 1998, the present value of the capital lease obligation to the NBFT was $157 million and $178.7 million, respectively. In connection with the planned nuclear divestiture, CL&P and WMECO anticipate that the NBFT capital lease agreement will be terminated and the NBFT's obligation under the $180 million Series G Intermediate Term Note agreement will be assigned to CL&P and WMECO.

CL&P and WMECO make quarterly lease payments for the cost of nuclear fuel consumed in the reactors based on a units-of-production method at rates which reflect estimated kilowatt-hours of energy provided plus financing costs associated with the fuel in the reactors. Upon permanent discharge from the reactors, ownership of the nuclear fuel transfers to CL&P and WMECO.

The NU system companies also have entered into lease agreements, some of which are capital leases, for the use of data processing and office equipment, vehicles, nuclear control room simulators, and office space. The provisions of these lease agreements generally provide for renewal options.

Capital lease rental payments charged to operating expense were $20.8 million in 1999, $31 million in 1998 and $19 million in 1997. Interest included in capital lease rental payments was $13.7 million in 1999, $18.3 million in 1998 and $13.6 million in 1997. Operating lease rental payments charged to expense were $7.5 million in 1999, $15.7 million in 1998 and $17.3 million in 1997.

Future minimum rental payments, excluding annual nuclear fuel lease payments and executory costs, such as property taxes, state use taxes, insurance and maintenance, under long-term noncancelable leases, as of December 31, 1999 are:

(Millions of Dollars)

Year                               Capital Leases    Operating Leases

2000...............................    $  7.4            $  24.4
2001...............................       4.9               22.6
2002...............................       3.1               19.0
2003...............................       3.1               15.5
2004...............................       3.0               13.6
After 2004.........................      30.6               26.9
                                       ------            -------
Future minimum lease payments......      52.1            $ 122.0
                                                         =======
Less amount representing interest..      27.8
                                       ------
Present value of future minimum
  lease payments for other than
  nuclear fuel.....................      24.3
Present value of future nuclear
  fuel lease payments..............     157.0
                                       ------
Present value of future
  minimum lease payments...........    $181.3
                                       ======

5.  Employee Benefits

A.  Pension Benefits and Postretirement Benefits Other Than Pensions
The NU system companies participate in a uniform noncontributory defined benefit retirement plan covering substantially all regular NU system employees. Benefits are based on years of service and the employees' highest eligible compensation during 60 consecutive months of employment. The total pension credit, part of which was credited to utility plant, was $54.4 million in 1999, $44.1 million in 1998 and $22.5 million in 1997.

Currently, the NU system companies annually fund an amount at least equal to that which will satisfy the requirements of the Employee Retirement Income Security Act and Internal Revenue Code (the Code).

The NU system companies also provide certain health care benefits, primarily medical and dental, and life insurance benefits through a benefit plan to retired employees. These benefits are available for employees retiring from the NU system who have met specified service requirements. For current employees and certain retirees, the total benefit is limited to two times the 1993 per retiree health care cost. These costs are charged to expense over the future estimated work life of the employee. The NU system companies annually fund postretirement costs through external trusts with amounts that have been rate-recovered and which also are tax deductible under the Code.

Pension and trust assets are invested primarily in domestic and international equity securities and bonds.

The following table represents information on the plans' benefit obligation, fair value of plan assets, and the respective plans' funded status:

                                                   At December 31,
                                    Pension Benefits   Postretirement Benefits
(Millions of Dollars)              1999         1998       1999       1998

Change in benefit obligation
Benefit obligation at
  beginning of year............$(1,479.2)   $(1,392.8)   $(305.2)   $(286.0)
Service cost...................    (43.7)       (37.4)      (7.6)      (6.6)
Interest cost..................   (106.3)       (96.8)     (21.8)     (20.9)
Plan amendment.................    (79.6)          -          -          -
Transfers......................       -           8.5         -          -
Actuarial gain/(loss)..........    133.8        (37.7)      (1.3)     (16.1)
Benefits paid..................     78.3         77.0       28.9       24.4
Settlements....................    (19.9)          -         0.2         -
                               ----------   ----------   --------   --------
Benefit obligation at
  end of year..................$(1,516.6)   $(1,479.2)   $(306.8)   $(305.2)
                               ==========   ==========   ========   ========
Change in plan assets
Fair value of plan assets at
  beginning of year............$ 2,098.0    $ 1,919.4    $ 151.2    $ 129.4
Actual return on plan assets...    310.5        264.7       18.7       17.4
Employer contribution..........       -            -        29.7       28.8
Benefits paid..................    (78.3)       (77.0)     (28.9)     (24.4)
Transfers......................       -          (9.1)        -          -
                               ----------   ----------   --------   --------
Fair value of plan assets at
  end of year..................$ 2,330.2    $ 2,098.0    $ 170.7    $ 151.2
                               ==========   ==========   ========   ========

Funded status at December 31...$   813.6    $   618.8    $(136.1)   $(154.0)
Unrecognized transition
  (asset)/obligation...........     (7.4)        (9.0)     196.6      211.9
Unrecognized prior service
  cost.........................     99.2         27.6         -          -
Unrecognized net gain..........   (904.7)      (670.4)     (60.4)     (57.9)
                               ----------   ----------   --------   --------
Prepaid/(accrued) benefit cost.$     0.7    $   (33.0)   $   0.1    $    -
                               ==========   ==========   ========   ========

The following actuarial assumptions were used in calculating the plans' year end funded status:

                                                  At December 31,
                                 Pension Benefits       Postretirement Benefits
                                 1999        1998           1999       1998

Discount rate................... 7.75%       7.00%          7.75%      7.00%
Compensation/progression rate... 4.75        4.25           4.75       4.25
Health care cost trend rate (a). N/A         N/A            5.57       5.22

(a) The annual per capita cost of covered health care benefits was assumed to decrease to 4.9 percent by 2001.

The components of net periodic benefit cost are:

                                       For the Years Ended December 31,
                                Pension Benefits       Postretirement Benefits
(Millions of Dollars)       1999     1998     1997     1999     1998      1997

Service cost............ $  43.7  $  37.4  $  34.9   $  7.6    $ 6.6    $  5.7
Interest cost...........   106.3     96.8     98.6     21.8     20.9      20.6
Expected return on
  plan assets...........  (175.5)  (153.2)  (135.1)   (11.7)    (9.9)     (8.1)
Amortization of
  unrecognized net
  transition (asset)/
  obligation............   (1.5)     (1.5)    (1.5)    15.1     15.1      15.1
Amortization of prior
  service cost..........    7.9       2.1      2.1       -        -         -
Amortization of
  actuarial gain........  (33.5)    (25.7)   (18.9)      -        -         -
Other amortization, net.     -         -        -      (3.1)    (3.8)     (5.0)
Settlements.............   (1.8)       -      (2.6)      -        -         -
                         -------  -------- --------  -------   ------   -------
Net periodic benefit
   (credit)/cost........ $(54.4)  $ (44.1) $ (22.5)  $ 29.7    $28.9    $ 28.3
                         =======  ======== ========  =======   ======   =======

For calculating pension and postretirement benefit costs, the following assumptions were used:

                                  For the Years Ended December 31,
                            Pension Benefits       Postretirement Benefits
                         1999    1998     1997     1999     1998     1997

Discount rate........... 7.00%   7.25%    7.75%    7.00%    7.25%    7.75%
Expected long-term
  rate of return........ 9.50    9.50     9.25     N/A       N/A     N/A
Compensation/
  progression rate...... 4.25    4.25     4.75     4.25      4.25    4.75
Long-term rate
  of return -
    Health assets,
      net of tax........ N/A     N/A      N/A      7.50      7.75    7.50
    Life assets......... N/A     N/A      N/A      9.50      9.50    9.25

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The effect of changing the assumed health care cost trend rate by one percentage point in each year would have the following effects:

                                    One Percentage      One Percentage
(Millions of Dollars)               Point Increase      Point Decrease

Effect on total service and
  interest cost components.........      $ 1.4             $ (1.4)
Effect on postretirement
  benefit obligation...............      $16.4             $(16.1)

The trust holding the health plan assets is subject to federal income taxes.

B.  401(k) Savings Plan
NU maintains a 401(k) Savings Plan for substantially all NU system employees. This savings plan provides for employee contributions up to specified limits. NU matches employee contributions up to a maximum of 3 percent of eligible compensation with cash and NU stock. The matching contributions made by NU were $13.8 million for 1999, $13.2 million for 1998 and $12 million for 1997.

C.  ESOP
NU maintains an Employee Stock Ownership Plan (ESOP) for purposes of allocating shares to employees participating in the NU system's 401(k) Savings Plan.
Under this arrangement, NU issued unsecured notes during 1991 and 1992 totaling $250 million, the proceeds of which were lent to the ESOP trust for the purchase of 10.8 million newly issued NU common shares (ESOP Shares). The ESOP trust is obligated to make principal and interest payments on the ESOP notes at the same rate that ESOP Shares are allocated to employees. NU makes annual contributions to the ESOP equal to the ESOP's debt service, less dividends received by the ESOP. All dividends received by the ESOP on unallocated shares are used to pay debt service and are not considered dividends for financial reporting purposes. During the fourth quarter of 1999, NU paid a 10 cent per share dividend. During 1998, there were no dividends paid on NU stock.

In 1999 and 1998, the ESOP trust issued 556,978 and 584,107 of NU common shares, respectively, to satisfy 401(k) Savings Plan obligations to employees. As of December 31, 1999 and 1998, the total allocated ESOP shares were 5,281,836 and 4,724,858, respectively, and total unallocated ESOP shares were 5,518,349 and 6,075,327, respectively. The fair market value of unallocated ESOP shares as of December 31, 1999 and 1998, was $113.5 million and $97.2 million, respectively.

D.  Stock-Based Compensation
Employee Stock Purchase Plan (ESPP): Since July 1998, the NU system has maintained an ESPP for all eligible employees. Under the ESPP, shares of NU common stock may be purchased at 6-month intervals at 85 percent of the lower of the price on the first or last day of each 6-month period. Employees may purchase shares having a value not exceeding 25 percent of their compensation at the beginning of the purchase period. During 1999 and 1998, employees purchased 253,853 and 129,471 shares, respectively, at discounted prices ranging from $13.76 to $14.93 per share in 1999 and $13.60 per share in 1998. At December 31, 1999 and 1998, 1,616,676 and 1,870,529 shares remained reserved for future issuance under the ESPP, respectively.

Incentive Plans: The NU system has long-term incentive plans authorizing various types of share-based awards, including stock options, to be made to eligible employees and board members. The exercise price of stock options, as set at the time of grant, is equal to the fair market value per share at the date of grant. Under the Northeast Utilities Incentive Plan (Incentive
Plan), the number of shares which may be utilized for awards granted during a given calendar year may not exceed one percent of the total number of shares of NU common stock outstanding as of the first day of that calendar year.

Stock option transactions for 1997, 1998 and 1999 are as follows:

                                                 Exercise Price Per Share
                                                                    Weighted
                                    Options          Range          Average

Outstanding December 31, 1996...       -            $  -             $  -
Granted.........................    500,000         $9.625           $ 9.625
                                  ----------
Outstanding December 31, 1997...    500,000         $9.625           $ 9.625
Granted.........................    741,273   $14.875  - $16.8125    $16.178
Forfeited.......................     (7,595)       $16.3125          $16.3125
                                  ----------
Outstanding December 31, 1998...  1,233,678   $ 9.625  - $16.8125    $13.5213
Granted.........................    644,123   $14.9375 - $21.125     $15.2514
Exercised.......................    (19,368)  $16.3125 - $16.8125    $16.3986
Forfeited.......................    (32,177)  $14.9375 - $16.3125    $15.8714
                                  ----------
Outstanding December 31, 1999...  1,826,256   $ 9.625  - $21.125     $14.0585
                                  ==========
Exercisable December 31, 1997...       -            $  -             $  -
Exercisable December 31, 1998...    232,936   $14.875  - $16.8125    $16.2972
Exercisable December 31, 1999...    711,787   $ 9.625  - $21.125     $14.0102

The vesting schedule for the options granted in 1997 is 50 percent after two years, 75 percent after three years and the total award after four years. The vesting schedule for the options granted in 1998 is one-third upon grant, two-thirds after one year and the total award after two years. The options that were granted in 1999 vest ratably over three years from the date of grant.

Also under the Incentive Plan, the NU system awarded 91,120 and 49,973 of restricted shares in 1999 and 1998, respectively. These shares have the same vesting schedule as the options granted under the Incentive Plan. During 1997, certain key officers were awarded restricted stock totaling 25,700 shares which vest ratably over three years from the date of grant. The NU system has also made several small grants of restricted stock and other incentive-based stock compensation. During 1999, 1998 and 1997, $2.2 million, $0.8 million and
$0.3 million, respectively, was expensed for stock-based compensation.

Had compensation cost been determined for the ESPP and the incentive plan stock options under the fair value method as opposed to the intrinsic value method followed by the NU system, net income/(loss) and net income/(loss) per share would have been as follows:

(Millions of Dollars,
except per share amounts)                 1999          1998         1997

Net income/(loss).......................  $29.6       $(149.1)     $(130.0)
Basic income/(loss) per share...........  $0.23       $ (1.14)     $ (1.01)
Diluted income/(loss) per share.........  $0.22       $ (1.14)     $ (1.01)

The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                           1999         1998         1997

Risk-free interest rate.................   5.69%        5.82%        6.41%
Expected life........................... 10 years     10 years     10 years
Expected volatility.....................  36.21%        35.05%       31.89%
Expected dividend yield.................   1.89%         5.46%        7.42%

The weighted average grant date fair values of options granted during 1999,
1998 and 1997 were $6.79, $3.98 and $1.68, respectively.   As of December 31,
1999, the weighted average remaining contractual life for those options outstanding is 8.47 years.

6.  Sale of Customer Receivables
As of December 31, 1999 and 1998, CL&P had sold accounts receivable of $170 million and $105 million, respectively, to a third-party purchaser with limited recourse through the CL&P Receivables Corporation (CRC), a wholly owned subsidiary of CL&P. In addition, at December 31, 1999 and 1998, $22.5 million and $11.6 million, respectively, of assets was designated as collateral under the agreement with CRC.

On June 30, 1999, WMECO terminated its $40 million accounts receivable program with its respective sponsor. At December 31, 1998, WMECO had sold accounts receivable of $20 million to a third-party purchaser.

Concentrations of credit risk to the purchaser under the company's agreement with respect to the receivables are limited due to CL&P's diverse customer base within its service territory.

7.  Commitments and Contingencies

A.  Restructuring
Connecticut: During 1999, restructuring orders were issued by the DPUC which required CL&P to discontinue the application of SFAS No. 71 to the generation portion of its business and allowed for the recovery of the majority of its stranded costs. Stranded costs including regulatory assets will be collected through a transition charge through 2026. The restructuring orders also allowed for securitization of CL&P's nonnuclear regulatory assets and the costs to buyout or buydown the various purchased-power contracts. Securitization is the process of monetizing stranded costs through the sale of nonrecourse debt securities by a special purpose entity, collateralized by CL&P's interests in its stranded cost recoveries.

On December 15, 1999, the DPUC issued a supplemental decision approving the components of CL&P's rates for standard offer service commencing on January 1, 2000. The DPUC also approved an interim nuclear capital recovery mechanism for the period from January 1, 2000, until the nuclear units are sold at auction. In approving the rates, the DPUC denied recovery of most of the capital additions made to Millstone 2 and 3 subsequent to June 30, 1997, which the company has or will expend to maintain those plants in a safe and efficient condition or to maintain their auction value. If implemented as approved, the company would not recover a significant portion of the capital additions which have been or are expected to be incurred subsequent to July 1, 1997, until the plants are sold in 2001. On December 29, 1999, CL&P filed with the DPUC a petition for reconsideration of this portion of the order. The DPUC has agreed to reopen the docket to consider CL&P's petition. Management believes the restructuring legislation provides for the recovery of these prudently incurred expenditures. If CL&P is unsuccessful in favorably resolving this contingency, an impairment loss of $50 million would be recorded.

Massachusetts: In 1999, restructuring orders required WMECO to discontinue the application of SFAS No. 71 for the generation portion of its business. In these restructuring orders, WMECO was allowed to recover the majority of its stranded costs through a transition charge over the 12-year transition period beginning March 1, 1998. The decision instructed WMECO to work with the Massachusetts attorney general regarding the recovery of nuclear capital additions made after July 1, 1991. The decision also concluded that the company's deferred fuel balance should be included as part of the company's outstanding generating unit performance proceedings and not as part of the transition charge. Management believes that these costs are recoverable and that there will not be an impact on the results of operations.

Nuclear Generation Assets Auction: In September 1999, NU announced that the Millstone nuclear generation assets of CL&P and WMECO will be put up for auction as soon as practical. On November 8, 1999, CL&P filed its divestiture plan for the Millstone units with the DPUC. The auction is expected to begin in early 2000, provided all regulatory approvals have been met, with a successful bidder chosen by mid 2000 and a closing in 2001. No NU system company will participate as a bidder in the auction process. Management expects to recover all of its nuclear stranded costs through the net proceeds of generation asset sales and through billing a transition charge to retail customers.

New Hampshire: In August 1999, NU, PSNH and the state of New Hampshire signed a Settlement Agreement intended to settle a number of pending regulatory and court proceedings related to PSNH. Parties to the agreement included the governor of New Hampshire, the Governor's Office of Energy and Community Service, the New Hampshire attorney general, certain members of the staff of the NHPUC, PSNH and NU. The Settlement Agreement was submitted to the NHPUC on August 2, 1999, and is awaiting approval. If approved by the NHPUC, the Settlement Agreement would resolve 11 NHPUC dockets and PSNH's federal lawsuit which had enjoined the state of New Hampshire from implementing its restructuring legislation, would require PSNH to write off $225 million after-tax of its stranded costs and would allow for the recovery of the remaining amount. Also, implementation of the Settlement Agreement is contingent upon the issuance of $725 million in rate reduction bonds (securitization).
Issuance of the rate reduction bonds requires the initial approval of the NHPUC and final approval from the New Hampshire Legislature via enactment of appropriate legislation. Other approvals are also required from various federal and state regulatory agencies and financial lenders. Under the terms of the Settlement Agreement, on the effective date, PSNH's rates will be reduced from current levels by an average of 18.3 percent. Due to the number of approvals required and still pending to implement the Settlement Agreement, management continues to believe the application of SFAS No. 71 is appropriate for PSNH at this time.

The Settlement Agreement also requires PSNH to sell its generation assets and certain power contracts, including PSNH's current purchased-power contract with NAEC for the output from Seabrook. The net proceeds from all sales will be used to recover a portion of PSNH's stranded costs. The sales would be accomplished through an auction process subject to approval by the NHPUC. Following the divestiture, the transmission and distribution portion of the business will continue to be cost-of-service based.

Phase I of the proceeding regarding the Settlement Agreement allowed proponents to provide sufficient record for the NHPUC to compare the Settlement Agreement to a range of reasonable outcomes in the other associated dockets. The NHPUC also determined within the testimony of Phase I that the Con Edison merger is relevant to the Settlement Agreement and intervening parties should have discovery in Phase II to evaluate the impact of the merger on the Settlement Agreement. Phase II allowed opponents to file testimony concerning the Settlement Agreement and then allowed proponents to conduct discovery and file rebuttal testimony. A decision on the Settlement Agreement is expected in the first quarter of 2000.

B.  Nuclear Litigation
The non-NU joint owners of Millstone 3 have filed demands for arbitration with CL&P, WMECO and PSNH as well as lawsuits in Massachusetts Superior Court against NU and its current and former trustees related to the companies' operation of Millstone 3. During 1999, NU and these subsidiaries agreed in principle to settle with certain of the joint owners, who own 58 percent of the non-NU ownership of Millstone 3. The settlements provide for the payment to the claimants of $36.4 million and certain contingent payments.

Arbitration and litigation claims remain outstanding for the remaining joint owners who have not agreed to settle. Management cannot estimate the potential outcome of the arbitration and litigation for the nonsettled joint owners, therefore, no liability has been established as of December 31, 1999.

C.  Environmental Matters
The NU system is subject to environmental laws and regulations intended to mitigate or remove the effect of past operations and improve or maintain the quality of our environment. As such, the NU system has an active environmental auditing and training program and believes it is in compliance with the current laws and regulations.

However, the normal course of operations may necessarily involve activities and substances that expose the NU system to potential liabilities of which management cannot determine the outcome. Additionally, management cannot determine the outcome for liabilities that may be imposed for past acts, even though such past acts may have been lawful at the time they occurred. Management does not believe, however, that this will have a material impact on the NU system's financial statements.

Based upon currently available information for the estimated remediation costs as of December 31, 1999 and 1998, the liability recorded by the NU system for its estimated environmental remediation costs amounted to $24.8 million and $21.5 million, respectively.

D.  Spent Nuclear Fuel Disposal Costs
Under the Nuclear Waste Policy Act of 1982, CL&P, PSNH, WMECO, and NAEC must pay the DOE for the disposal of spent nuclear fuel and high-level radioactive waste. The DOE is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste. Fees for nuclear fuel burned on or after April 7, 1983, are billed currently to customers and paid to the DOE on a quarterly basis. For nuclear fuel used to generate electricity prior to April 7, 1983 (Prior Period Fuel), an accrual has been recorded for the full liability and payment must be made prior to the first delivery of spent fuel to the DOE. Until such payment is made, the outstanding balance will continue to accrue interest at the 3-month treasury bill yield rate. As of December 31, 1999 and 1998, fees due to the DOE for the disposal of Prior Period Fuel were $226.5 million and $216.4 million, respectively, including interest costs of $144.3 million and $134 million, respectively.

E.  Nuclear Insurance Contingencies
Insurance policies covering the NU system's nuclear facilities have been purchased for the primary cost of repair, replacement or decontamination of utility property, certain extra costs incurred in obtaining replacement power during prolonged accidental outages and the excess cost of repair, replacement or decontamination or premature decommissioning of utility property.

The NU system is subject to retroactive assessments if losses under those policies exceed the accumulated funds available to the insurer. The maximum potential assessments with respect to losses arising during the current policy year for the primary property insurance program, the replacement power policies and the excess property damage policies are $11 million, $6.2 million and $15 million, respectively. In addition, insurance has been purchased in the aggregate amount of $200 million on an industry basis for coverage of worker claims.

Under certain circumstances, in the event of a nuclear incident at one of the nuclear facilities covered by the federal government's third-party liability indemnification program, the NU system could be assessed liabilities in proportion to its ownership interest in each of its nuclear units up to $83.9 million. The NU system's payment of this assessment would be limited to, in proportion to its ownership interest in each of its nuclear units, $10 million in any one year per nuclear unit. In addition, if the sum of all claims and costs from any one nuclear incident exceeds the maximum amount of financial protection, the NU system would be subject to an additional 5 percent or $4.2 million liability, in proportion to its ownership interests in each of its nuclear units. Based upon its ownership interests in the Millstone units and in Seabrook, the NU system's maximum liability, including any additional assessments, would be $271 million per incident, of which payments would be limited to $30.8 million per year. In addition, through purchased-power contracts with VYNPC, the NU system would be responsible for up to an additional assessment of $14.1 million per incident, of which payments would be limited to $1.6 million per year.

F.  Construction Program
The NU system companies currently forecast construction expenditures of $1.8 billion for the years 2000-2004, including $309.7 million for 2000. The NU system companies estimate that nuclear fuel requirements, including nuclear fuel financed through the NBFT, will be $217.8 million for the years 2000-2003, including $74.2 million for 2000.

G.  Long-Term Contractual Arrangements
Yankee Companies: The NU system companies relied on VYNPC for 1.5 percent of their capacity under long-term contracts. Under the terms of their agreements, the NU system companies paid their ownership (or entitlement) shares of costs, which included depreciation, operation and maintenance (O&M) expenses, taxes, the estimated cost of decommissioning, and a return on invested capital.
These costs were recorded as purchased-power expenses and recovered through the companies' rates. The total cost of purchases under contracts with VYNPC amounted to $29.2 million in 1999, $27.3 million in 1998 and $24.2 million in 1997. VYNPC has agreed to sell its nuclear unit. Upon completion of the sale, this long-term contract will be terminated.

Nonutility Generators (NUGs): CL&P, PSNH and WMECO have entered into various arrangements for the purchase of capacity and energy from NUGs. For the years ended December 31, 1999 and 1998, 13 percent and for the year ended
December 31, 1997, 14 percent, of NU system electricity requirements were met by NUGs. The total cost of purchases under these arrangements amounted to $461.8 million in 1999, $459.7 million in 1998 and $447.6 million in 1997.
The company is in the process of renegotiating the terms of these contracts through either a contract buydown or buyout. The company expects any payments to the NUGs as a result of these renegotiations to be recovered from the company's customers.

Hydro-Quebec: Along with other New England utilities, CL&P, PSNH, WMECO, and HWP have entered into agreements to support transmission and terminal facilities to import electricity from the Hydro-Quebec system in Canada. CL&P, PSNH, WMECO, and HWP are obligated to pay, over a 30-year period ending in 2020, their proportionate shares of the annual O&M expenses and capital costs of those facilities.

New Hampshire Electric Cooperative (NHEC): Previously, PSNH entered into a buy-back agreement to purchase the capacity and energy of the NHEC share of Seabrook and to pay all of NHEC's Seabrook costs for a 10-year period, which began on July 1, 1990. The total cost of purchases under this agreement was $33 million in 1999, $29.7 million in 1998 and $23.4 million in 1997. These costs are recoverable through the FPPAC. Effective January 1, 2000, the buy-back agreement was terminated.

Estimated Annual Costs: The estimated annual costs of the NU system's significant long-term contractual arrangements, absent the effects of any contract terminations or buydowns are as follows:

(Millions of Dollars)          2000     2001      2002     2003     2004

VYNPC....................... $ 24.1   $ 21.8    $ 21.9   $ 21.5   $ 21.0
NUGs........................  472.6    480.2     489.2    500.1    487.3
Hydro-Quebec................   31.3     30.3      29.6     28.7     27.8

Select Energy: Select Energy maintains long-term agreements to purchase both wholesale and retail energy in the normal course of business. The notional amount of these purchase contracts is $3.1 billion at December 31, 1999. These contracts extend through 2004 as follows:

(Millions of Dollars)

Year

2000......................  $1,271
2001......................     638
2002......................     573
2003......................     499
2004......................     101
                            ------
Total                       $3,082
                            ======

H.  New England Power Pool (NEPOOL) Generation Pricing
Disputes with respect to interpretation and implementation of the NEPOOL market rules have arisen with respect to various competitive product markets. In certain cases, Select Energy and the NU operating companies stand to gain as a result of resolution of such disputes. In other cases, Select Energy and the NU operating companies could incur additional costs as the result of resolution of the disputes. The various disputes are in various stages of resolution through alternative dispute resolution and regulatory review.
It is too early to tell the level of potential gain or loss that may result upon resolution of these issues.

8.  Market Risk and Risk Management Instruments
Interest Rate Risk Management: NAEC uses swap instruments with financial institutions to hedge against interest rate risk associated with its $200 million variable-rate bank note. Under the agreements, NAEC exchanges quarterly payments based on a differential between a fixed contractual interest rate and the 3-month LIBOR rate at a given time. As of December 31, 1999 and 1998, NAEC had outstanding agreements with a total notional value of $200 million and mark-to-market positions of positive $0.5 million and negative
$2.3 million, respectively.

Energy Price Risk Management: Beginning in 1997 through 1999, CL&P used swap instruments with financial institutions to hedge the energy price risk created by long-term negotiated energy contracts. These agreements were intended to minimize exposure associated with rising fuel prices by managing a portion of CL&P's cost of producing power for these negotiated energy contracts.

In 1999, CL&P divested substantially all of its fossil and hydroelectric generation assets and agreed to transfer the rights and obligations related to the long-term negotiated energy contracts to an unregulated affiliate. Accordingly, the fuel swap positions were marked-to-market and CL&P recognized a loss of $5.2 million. In January 2000, the fuel swap positions were liquidated.

Credit Risk: These agreements have been made with various financial institutions, each of which is rated "A3" or better by Moody's rating group. NAEC is exposed to credit risk on its respective market risk management instruments if the counterparties fail to perform their obligations. Management anticipates that the counterparties will fully satisfy their obligations under the agreements.

Unregulated Energy Services Market Risk: NU's unregulated companies, as major providers of electricity and natural gas, have certain market risks inherent in their business activities. Market risk represents the risk of loss that may impact the companies' financial position, results of operations or cash flows due to adverse changes in commodity market prices. In 1999, the companies increased their volume of electricity and gas marketing activities, increasing their risks. Policies and procedures have been established to manage these exposures including the use of risk management instruments.

9.  Minority Interest in Consolidated Subsidiary
CL&P Capital LP (CL&P LP), a subsidiary of CL&P, previously had issued $100 million of cumulative 9.3 percent Monthly Income Preferred Securities (MIPS), Series A. CL&P has the sole ownership interest in CL&P LP, as a general partner, and is the guarantor of the MIPS securities. Subsequent to the MIPS issuance, CL&P LP loaned the proceeds of the MIPS issuance, along with CL&P's $3.1 million capital contribution, back to CL&P in the form of an unsecured debenture. CL&P consolidates CL&P LP for financial reporting purposes. Upon consolidation, the unsecured debenture is eliminated, and the MIPS securities are accounted for as a minority interest.

10. Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each of the following financial instruments:

Cash and cash equivalents: The carrying amounts approximate fair value due to the short-term nature of cash and cash equivalents.

Supplemental Executive Retirement Plan (SERP) Investments: Investments held for the benefit of the SERP are recorded at fair market value. The investments having a cost basis of $5.8 million and $5.4 million held for benefit of the SERP were recorded at their fair market values at December 31, 1999 and 1998 of $9.2 million and $8.7 million, respectively.

Nuclear decommissioning trusts: The investments held in the NU system companies' nuclear decommissioning trusts were marked-to-market by $129 million as of December 31, 1999, and $110.4 million as of December 31, 1998, with corresponding offsets to the accumulated provision for depreciation. The amounts adjusted in 1999 and 1998 represent cumulative net unrealized gains. The cumulative gross unrealized holding losses were immaterial for both
1999 and 1998.

Preferred stock and long-term debt: The fair value of the NU system's fixed-rate securities is based upon the quoted market price for those issues or similar issues. Adjustable rate securities are assumed to have a fair value equal to their carrying value. The carrying amounts of the NU system's financial instruments and the estimated fair values are as follows:

                                              At December 31, 1999
                                              Carrying       Fair
(Millions of Dollars)                          Amount        Value

Preferred stock not subject
  to mandatory redemption...................  $  136.2     $  164.0
Preferred stock subject to
  mandatory redemption......................     167.5        166.8
Long-term debt -
  First mortgage bonds......................   1,193.2      1,209.5
  Other long-term debt......................   1,638.3      1,430.1
MIPS........................................     100.0         97.3


                                              At December 31, 1998
                                              Carrying       Fair
(Millions of Dollars)                          Amount        Value

Preferred stock not subject
  to mandatory redemption...................  $  136.2    $    97.0
Preferred stock subject to
  mandatory redemption......................     213.8        205.9
Long-term debt -
  First mortgage bonds......................   1,984.0      2,003.6
  Other long-term debt......................   1,654.9      1,682.7
MIPS........................................     100.0        102.0

11. Other Comprehensive Income
The accumulated balance for each other comprehensive income item is as follows:

                                                     Current
                                 December 31,        Period       December 31,
                                    1998             Change          1999
(Thousands of Dollars)

Foreign currency
  translation adjustments........  $   (1)           $  1           $   -
Unrealized gains on securities...   2,019             118            2,137
Minimum pension liability
  adjustment.....................    (613)             -              (613)
                                   -------           ----           -------
Accumulated other
  comprehensive income...........  $1,405            $119           $1,524
                                   =======           ====           =======

                                                     Current
                                 December 31,        Period       December 31,
                                    1997             Change          1998
(Thousands of Dollars)

Foreign currency
  translation adjustments........  $   (1)           $   -          $   (1)
Unrealized gains on securities...      -              2,019          2,019
Minimum pension liability
  adjustment.....................      -               (613)          (613)
                                   -------           -------        -------
Accumulated other
  comprehensive income...........  $   (1)           $1,406         $1,405
                                   =======           =======        =======

The changes in the components of other comprehensive income are reported net of the following income tax effects:

                                          1999       1998        1997
(Thousands of Dollars)

Foreign currency translation
  adjustments...........................  $ -      $    -        $359
Unrealized gains on securities..........   (71)     (1,222)        -
Minimum pension liability
  adjustment............................    -          398         -
                                          -----    --------      ----
Other comprehensive income..............  $(71)    $  (824)      $359
                                          =====    ========      ====

12.  Earnings Per Share
Earnings per share (EPS) is computed based upon the weighted average number of common shares outstanding during each year. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the potential dilutive effect if certain securities are converted into common stock.

The following table sets forth the components of basic and diluted EPS:

(Millions of Dollars,
except share information)              1999           1998           1997

Income/(loss) after
  interest charges................       $57.0        $(120.4)       $ (99.7)
Preferred dividends
  of subsidiaries.................        22.8           26.4           30.3
                                   -----------    ------------   ------------
Net income/(loss).................       $34.2        $(146.8)       $(130.0)
                                   ===========    ============   ============
Basic EPS common
 shares outstanding (average)..... 131,415,126    130,549,760    129,567,708
Dilutive effect of
  employee stock options..........     616,447           - (a)          - (a)
                                   -----------    ------------   ------------
Diluted EPS common shares
  outstanding (average)........... 132,031,573    130,549,760    129,567,708
                                   ===========    ============   ============
Basic earnings/(loss) per share...       $0.26         $(1.12)        $(1.01)
Diluted earnings/(loss) per share.       $0.26         $(1.12)        $(1.01)

(a) The addition of dilutive potential common shares would be anti-dilutive for 1998 and 1997 and was not included.

13.  Mode 1
In August 1998, NorthEast Optic Network, Inc. (NEON) issued 4,000,000 new common shares on the open market in an initial public offering (IPO). The IPO had the effect of decreasing Mode 1's ownership interest in NEON from 40.78 percent to 30.74 percent. The shares were issued at an amount greater than Mode 1's investment, resulting in a $13.7 million pretax increase to Mode 1's equity. NU's accounting policy is to recognize the gain or loss from this type of change in ownership interest in net income. However, as a result of the startup nature of NEON's operations, this change in ownership interest was recognized in additional paid in capital.

In conjunction with the IPO, Mode 1 sold 217,997 NEON shares, resulting in a pretax gain of $1.7 million and further reducing its ownership interest to
29.4 percent of the outstanding common shares of NEON.

On November 23, 1999, NEON entered into two agreements with unaffiliated companies. Under the agreements, NEON will provide network transport and carrier services among the service areas of NEON and the two unaffiliated companies and each company will provide connectivity from the backbone system to their respective local loops. Additionally, each company will manage their local distribution into their respective end-users' locations. NEON will also develop, operate and market the combined telecommunications infrastructure created under the two agreements.

As the agreements are implemented, the two unaffiliated companies will ultimately obtain 10.75 percent and 9.25 percent ownership interests, respectively, in NEON and will each nominate one member to the NEON Board of Directors. The agreements are subject to regulatory approvals, which are expected by the spring of 2000.

14.  Segment Information
Effective January 1, 1999, the NU system companies adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."
The NU system is organized between regulated utilities and unregulated energy services.

The regulated utilities segment represents 87 percent of the NU system's total revenue and is comprised of several business units including generation, transmission and distribution.

The unregulated energy services segment in the following table includes NGC, NGS, Select Energy and HEC.

Other in the following table includes the results for Mode 1. Mode 1 had a net loss of $4.3 million for the year ended December 31, 1999. Interest expense included in Other primarily relates to the debt of NU parent. Inter-segment eliminations of revenues and expenses are also included in Other.

Regulated utilities revenues primarily are derived from residential, commercial and industrial customers and are not dependent on any single customer. The unregulated energy services segment has a major customer whose purchases represented 46 percent of its total revenues for the year ended December 31, 1999.

                                 For the Year Ended December 31, 1999

                                           Unregulated
                              Regulated      Energy
(Millions of Dollars)         Utilities     Services     Other       Total

Operating revenues             $3,888.7      $606.3     $(23.7)    $4,471.3
Operating expenses             (3,495.9)     (646.7)      15.9     (4,126.7)
                               ---------     -------    -------    ---------
Operating income/(loss)           392.8       (40.4)      (7.8)       344.6
Other (loss)/income               (36.4)       (1.2)      13.7        (23.9)
Interest expense                 (247.8)       (1.0)     (14.9)      (263.7)
Preferred dividends               (22.8)         -          -         (22.8)
                               ---------     -------    -------    ---------
Net income/(loss)              $   85.8      $(42.6)    $ (9.0)    $   34.2
                               =========     =======    =======    =========
Total assets                   $9,388.3      $222.5     $ 77.3     $9,688.1
                               =========     =======    =======    =========

Prior to 1999, the NU system evaluated management performance using a cost-based budget, therefore business segment reporting on a comparative basis will not be available until the year 2000.

15. Merger Agreement with Con Edison
On October 13, 1999, NU and Con Edison announced that they have agreed to a merger to combine the two companies. The shareholders of NU will receive $25 per share in a combination of cash and Con Edison common stock.

NU shareholders also have the right to receive an additional $1 per share if a definitive agreement to sell its interests (other than that now held by PSNH) in Millstone 2 and 3 is entered into and recommended by the Utility Operations and Management Unit of the DPUC on or prior to the later of December 31, 2000, or the closing of the merger. Further, the value of the amount of cash or common stock to be received by NU shareholders is subject to increase by an amount of $0.0034 per share per day for each day that the transaction does not close after August 5, 2000.

Upon completion of the merger, NU will become a wholly owned subsidiary of Con Edison. The purchase is subject to the approval of the shareholders of both companies and several regulatory agencies. The companies anticipate that these regulatory procedures will be completed by July 2000.